Exhibit 10.16

Notice of Award

RESEARCH PROJECT	Issue Date: 06/09/2011
Department of Health and Human Services National Institutes of Health NATIONAL INSTITUTE ON DRUG ABUSE

THIS AWARD IS ISSUED UNDER THE AMERICAN RECOVERY AND REINVESTMENT ACT OF 2009 AND IS SUBJECT TO SPECIAL HHS TERMS AND CONDITIONS AS REFERENCED IN SECTION III

Grant Number: 1RC2DA028984-01 REVISED

Principal Investigator(s):
AUDRA L STINCHCOMB (contact), PHD
Lynn Webster, MD

Project Title: Transdermal Cannabinoid Prodrug Treatment for Cannabis Withdrawal and Dependence

Dr. Stinchcomb, Audra , PhD
Chief Scientific Officer
2277 Thunderstick Drive
Lexington, KY 40505

Award e-mailed to: astin2@email.uky.edu

Budget Period: 09/30/2009 — 08/31/2010
Project Period: 09/30/2009 — 08/31/2011

Dear Business Official:

The National Institutes of Health hereby revises this award (see “Award Calculation” in Section I and “Terms and Conditions” in Section III) to ALLTRANZ, INC. in support of the above referenced project.  This award is pursuant to the authority of 42 USC 241 42 CFR 52 and is subject to the requirements of this statute and regulation and of other referenced, incorporated or attached terms and conditions.

Acceptance of this award including the “Terms and Conditions” is acknowledged by the grantee when funds are drawn down or otherwise obtained from the grant payment system.

Each publication, press release or other document that cites results from NIH grant-supported research must include an acknowledgment of NIH grant support and disclaimer such as “The project described was supported by Award Number RC2DA028984 from the National Institute On Drug Abuse.  The content is solely the responsibility of the authors and does not necessarily represent the official views of the National Institute On Drug Abuse or the National Institutes of Health.”

Award recipients are required to comply with the NIH Public Access Policy.  This includes submission to PubMed Central (PMC), upon acceptance for publication, an electronic version of a final peer-reviewed, manuscript resulting from research supported in whole or in part, with direct costs from National Institutes of Health.  The author’s final peer-reviewed manuscript is defined as the final version accepted for journal publication, and includes all modifications from the publishing peer review process.  For additional information, please visit http://publicaccess.nih.gov/.

Award recipients must promote objectivity in research by establishing standards to ensure that the design, conduct and reporting of research funded under NIH-funded awards are not biased by a conflicting financial interest of an Investigator.  Investigator is defined as the Principal Investigator and any other person who is responsible for the design, conduct, or reporting of NIH-funded research or proposed research, including the Investigator’s spouse and dependent children.  Awardees must have a written administrative process to identify and manage financial conflict of interest and must inform Investigators of the conflict of interest policy and of the Investigators’ responsibilities.  Prior to expenditure of these awarded funds, the Awardee must report to the NIH Awarding Component the existence of a conflicting interest and within 60 days of any new conflicting interests identified after the initial report.  Awardees must comply with these and all other aspects of 42 CFR Part 50, Subpart F. These requirements also apply to subgrantees, contractors, or collaborators engaged by the Awardee under this award.  The NIH website http://grants.nih.gov/grants/policy/coi/index.htm provides additional information.

If you have any questions about this award, please contact the individual(s) referenced in Section IV.

Sincerely yours,

Pamela G. Fleming
Grants Management Officer
NATIONAL INSTITUTE ON DRUG ABUSE

Additional information follows

SECTION I - AWARD DATA - 1RC2DA028984-01 REVISED

Award Calculation (U.S. Dollars)
Salaries and Wages	$141,200
Fringe Benefits	$38,123
Personnel Costs (Subtotal)	$179,323
Consultant Services	$59,875
Equipment	$356,038
Supplies	$126,689
Travel Costs	$27,859
Other Costs	$3,200
Consortium/Contractual Cost	$784,890

Federal Direct Costs	$1,537,874
Federal F&A Costs	$542,872
Approved Budget	$2,080,746
Federal Share	$2,080,746
TOTAL FEDERAL AWARD AMOUNT	$2,080,746

AMOUNT OF THIS ACTION (FEDERAL SHARE)	$0

SUMMARY TOTALS FOR ALL YEARS

YR	THIS AWARD	CUMULATIVE TOTALS
1	$2,080,746	$2,080,746
2	$1,932,519	$1,932,519

Recommended future year total cost support, subject to the availability of funds and satisfactory progress of the project

Fiscal Information:
CFDA Number:	93.701
EIN:	1260389433A1
Document Number:	RDA028984Z
Fiscal Year:	2009

IC	CAN	2009	2010
DA	8484901	$2,080,746	$1,932,519

Recommended future year total cost support, subject to the availability of funds and satisfactory progress of the project

NIH Administrative Data:

PCC:  MF/MKP / OC: 414A / Processed: PFLEMING 06/08/2011

SECTION II — PAYMENT/HOTLINE INFORMATION — 1RC2DA028984-01 REVISED

For payment and HHS Office of Inspector General Hotline information, see the NIH Home Page at http://grants.nih.gov/grants/policy/awardconditions.htm

SECTION III — TERMS AND CONDITIONS — 1RC2DA028984-01 REVISED

This award is based on the application submitted to, and as approved by, NIH on the above-titled project and is subject to the terms and conditions incorporated either directly or by reference in the following:

a.                                      The grant program legislation and program regulation cited in this Notice of Award.

b.                                      Conditions on activities and expenditure of funds in other statutory requirements, such as those included in appropriations acts.

c.                                       45 CFR Part 74 or 45 CFR Part 92 as applicable.

d.                                      The NIH Grants Policy Statement, including addenda in effect as of the beginning date of the budget period.

e.                                       This award notice, INCLUDING THE TERMS AND CONDITIONS CITED BELOW.

(See NIH Home Page at ‘http://grants.nih.gov/grants/policy/awardconditions.htm’ for certain references cited above.)

ARRA TERM OF AWARD:  This award is subject to the HHS-Approved Standard Terms and Conditions for the American Recovery and Reinvestment Act of 2009.  Approved text for NIH awards can be found at http://grants.nih.gov/grants/policy/NIH_HHS_ARRA_Award_Terms.pdf.  Recipients should pay particular attention to the special quarterly reporting requirements required by Section 1512 of the Recovery Act as specified in Term #2.

Carry over of an unobligated balance into the next budget period requires Grants Management Officer prior approval.

In accordance with P.L. 110-161, compliance with the NIH Public Access Policy is now mandatory.  For more information, see NOT-OD-08-033 and the Public Access website:
http://publicaccess.nih.gov/.

This award provides support for one or more clinical trials.  By law (Title VIII, Section 801 of Public Law 110-85), the “responsible party” must register “applicable clinical trials” on the ClinicalTrials.gov Protocol Registration System Information Website.  NIH encourages registration of all trials whether required under the law or not.  For more information, see http://grants.nih.gov/ClinicalTrials_fdaaa/

Treatment of Program Income:
Additional Costs

SECTION IV — DA Special Terms and Conditions — 1RC2DA028984-01 REVISED

REVISED: This award is revised to lift the restriction on the obligation of funds, per the date of the Animal Subject assurances and to add the appropriate human subjects restrictions, accordingly.  Supersedes Notice of Award dated 9/30/2009.

This revised award reflects the Office of Laboratory Animal Welfare’s (OLAW) approval of Inter-institutional Assurance’s between AllTranz, Inc. and BioReliance, Sinclair, and MPI Research, in accordance with the PHS Policy on Humane Care and Use of Laboratory Animals and removes the special condition on the award issued on 9/30/2009.  Accordingly, the special condition prohibiting research involving animal subjects is removed, effective as of the date of Inter-Institutional assurance; BioReliance Corporation (11/18/2009), Sinclair Research Center, Inc., (11/18/2009) and MPI Research (8/30/2010).

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RESTRICTION: This award is issued without a Federalwide Assurance of Protection for Human Subjects for the grantee institution.  Information on and instructions for submitting and negotiating a Federalwide Assurance are available at the OHRP website http://www.hhs.gov/ohrp/.  The grantee institution must provide the National Institute on Drug Abuse (NIDA) with the submission date of required Assurance documents to OHRP and should submit these documents to OHRP in writing or via the OHRP.  The grantee is then responsible for notifying the National Institute on Drug Abuse when OHRP has approved the Assurance and for providing the National Institute on Drug Abuse with the OHRP Assurance number.  The present award is also being made without a currently valid certification of IRB approval for this project.

The grantee institution may conduct only activities that are clearly severable and independent from activities that involve human subjects until OHRP has approved an Assurance and the National Institute on Drug Abuse has received and accepted the grantee institution’s certification of IRB approval.

No funds may be drawn down from the payment system and no obligations may be made against Federal funds for any research involving human subjects prior to the National Institute on Drug Abuse’s notification to the grantee that the identified issues have been resolved and this restriction removed.

RESTRICTION: This award is issued subject to the following special condition: Only activities that do not directly involve human subjects (i.e., are clearly severable and independent from those activities that do involve human subjects) may be conducted under this award until the following issues SRG concerns have been resolved to the satisfaction of the National Institute on Drug Abuse: Dr. Stinchcomb’s response did not completely address all of the concerns) identified by the SRG.  The remaining concerns include informed consent procedures and elements of the consent process, inclusion/exclusion criteria, confidentiality and data safety/security (e.g., transmission of de-identified data from Lifetree to AllTranz), timeframes for drawing the plasma samples, details of the Data and Safety Monitoring Plan, and follow-up procedures for adverse events for the Phase I clinical trial to be conducted in Year 2 that need to be addressed before all concerns can be considered resolved.

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RESTRICTION: The present award is being made without a currently valid certification of Institutional Review Board (IRB) approval for this project with the following restriction: Only activities that are clearly severable and independent from activities that involve human subjects may be conducted under this award until the project has received IRB approval consistent with 45 CFR Part 46 and certification of IR approval has been submitted to and accepted by the NIH awarding component.

No funds may be drawn down from the payment system and no obligations may be made against Federal funds for research involving human subjects by the grantee or any other site engaged in such research for any period not covered by an OHRP-approved Assurance and IRB approval consistent with 45 CFR Part 46.

Failure to comply with the above requirements may result in suspension and/or termination of this award, withholding of support, audit disallowances, and/or other appropriate action.

See the NIH Grants Policy Statement, December 2003, (http://grants2.nih.gov/grants/policy/nihgps_2003/NIHGPS_Part5.htm), pages 54-56 for specific requirements related to the protection of human subjects, which are applicable to and a term and condition of this award.

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This award includes funds awarded for consortium activity with LifeTree Clinical Research, MPI Research, BioReliance, Xenometrics and Sinclair.  Consortiums are to be established and administered as described in the NIH Grants Policy Statement (NIH GPS).  The referenced section of the NIH Grants Policy Statement is available at http://grants1.nih.gov/grants/policy/nihgps_2003/NIHGPS_Part12.htm#_Toc54600251, pages 224-227.

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The following principal investigators (PIs) are associated with this project: Audra Stinchcomb, Ph.D., Chief Scientific Officer and Founder of AllTranz, Inc. and Lynn Webster, MD, PI, Life Tree Clinical Research .  Dr. Stinchcomb is the contact PI for correspondence purposes.

Prior Approvals: Consistent with NOT-OD-06-054, (http://grants.nih.gov/grants/guide/notice-files/NOT-OD-06-054.html), as this grant has multiple Principal Investigators (PIs), although the signatures of the PIs are not required on prior approval requests submitted to the agency, the grantee institution must secure and retain the signatures of all of the PIs within their own internal processes.

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None of the funds in this award shall be used to pay the salary of an individual at a rate in excess of the current salary cap.  Therefore, this award and/or future years are adjusted accordingly, if applicable.  Current salary cap levels can be found at the following:
http://grants2.nih.gov/grants/policy/salcap_summary.htm

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The award amount for the current year is based upon IRG/Council recommendations, cost analysis, program priorities and availability of funds.  Future year levels were calculated not to exceed a 3% incremental increase in recurring costs.

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All grantees must acknowledge funding received from the National Institute on Drug Abuse at the National Institutes of Health when issuing statements, press releases, requests for proposals, bid solicitations, and other documents describing projects or programs funded in whole or in part with NIDA money. (NIH Grants Policy Statement, Part II, Page 114- Rights in Data (Publication and Copyrighting), December 2003).

In conjunction with this requirement, in order to most effectively disseminate research results, advance notice should be given to NIDA that research finds are about to be published so that we may coordinate accurate and timely release to the media.  This information will be embargoed until the publication date.  Any press notification should be coordinated with the NIDA Press Officer who can be reached at (301) 443-6245.

We strongly encourage all of our grantees to register in the eRA Commons.  The eRA Commons provides grantees with the ability to electronically submit; e-SNAP applications, No cost extensions, Just in Time documents, Financial Status Reports, Final Progress Reports, and allows grantees to register to become e-mail enabled to receive Notice of Grant Awards (NGA).

STAFF CONTACTS

The Grants Management Specialist is responsible for the negotiation, award and administration of this project and for interpretation of Grants Administration policies and provisions.  The Program Official is responsible for the scientific, programmatic and technical aspects of this project.  These individuals work together in overall project administration.  Prior approval requests (signed by an Authorized Organizational Representative) should be submitted in writing to the Grants Management Specialist.  Requests may be made via e-mail.

Grants Management Specialist: Diana Haikalis
Email: dh84m@nih.gov  Phone: (301) 435-1373  Fax: (301) 594-6849

Program Official: Moo Kwang Park
Email: MP264A@NIH.GOV  Phone: (301) 443-9813

SPREADSHEET SUMMARY
GRANT NUMBER: 1RC2DA028984-01 REVISED

INSTITUTION:  ALLTRANZ, INC.

Budget	Year 1	Year 2
Salaries and Wages	$141,200	$109,101
Fringe Benefits	$38,123	$29,460
Personnel Costs (Subtotal)	$179,323	$138,561
Consultant Services	$59,875	$64,625
Equipment	$356,038
Supplies	$126,689	$23,000
Travel Costs	$27,859	$21,430
Other Costs	$3,200	$3,200
Consortium/Contractual Cost	$784,890	$1,502,423
TOTAL FEDERAL DC	$1,537,874	$1,753,239
TOTAL FEDERAL F&A	$542,872	$179,280
TOTAL COST	$2,080,746	$1,932,519